Exhibit 11.1

GALMED PHARMACEUTICALS LTD.

CODE OF BUSINESS CONDUCT AND ETHICS

Introduction

Purpose and Scope

The Board of Directors (the “Board”) of Galmed Pharmaceuticals Ltd. (together with its subsidiaries, the “Company”) established this Code of Business Conduct and Ethics (this “Code”) to put in place a system to aid the Company’s employees, officers and directors (the “Covered Persons”) in making ethical and legal decisions when conducting the Company’s business and performing their day-to-day duties and to ensure that the Company becomes aware of and takes prompt action against any questionable behavior. Ethical behavior is required and expected of every Covered Person. Among other things, this Code is designed and intended to:

•	Promote honest and ethical conduct, including fair dealing and the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	Promote full, fair, accurate, timely and understandable disclosure in reports and documents the Company files with, or submits or furnishes to, the U.S. Securities and Exchange Commission and other applicable governmental authorities, and in its other public communications;

•	Promote compliance with applicable governmental laws, rules and regulations;

•	Ensure the protection of the Company’s assets, including its intellectual property, and legitimate business interests;

•	Deter wrongdoing;

•	Promote the prompt internal reporting of violations of this Code to the appropriate person at the Company as identified herein; and

•	Promote accountability for adherence to this Code.

The Board or a committee of the Board is responsible for administering this Code. The Board has delegated day-to-day responsibility for administering and interpreting this Code to the Company’s General Counsel to act as the Company’s Compliance Officer (the “Compliance Officer”) under this Code.

The Company expects each Covered Person to exercise reasonable judgment when conducting the Company’s business. The Company encourages each Covered Person to refer to this Code frequently to ensure that he or she is acting within both the letter and the spirit of this Code. The Company also understands that this Code will not contain the answer to every situation you may encounter or every concern you may have about conducting the Company’s business ethically and legally. In these situations, or if you otherwise have questions or concerns about this Code, the Company encourages each Covered Person to speak with his or her supervisor (if applicable) or, if you are uncomfortable doing that, with the Compliance Officer under this Code.

If a law conflicts with a policy in this Code, you must comply with the law; however, if you have any questions about any such conflict, you should ask your supervisor or the Compliance Officer how to handle the situation.

Contents of this Code

This Code has two sections which follow this Introduction. The first section, “Standards of Conduct”, contains the actual guidelines that each Covered Person is expected to adhere to in the conduct of the Company’s business. The second section, “Compliance Procedures”, contains specific information about how this Code functions, including who administers this Code, who can provide guidance under this Code and how violations may be reported, investigated and punished. This second section also contains a discussion about waivers of and amendments to this Code.

A Note About Other Obligations

Each Covered Person generally has other legal and contractual obligations to the Company. This Code is not intended to reduce or limit the other obligations that you may have to the Company. Instead, the standards in this Code should be viewed as the minimum standards that the Company expects from each Covered Person in the conduct of the Company’s business.

Standards of Conduct

Conflicts of Interest

The Company recognizes and respects the right of Covered Persons to engage in outside activities which they may deem proper and desirable, provided that these activities do not impair or interfere with the performance of their duties to the Company or their ability to act in the Company’s best interests. In most, if not all, cases this will mean that Covered Persons must avoid situations that present a potential, apparent or actual conflict between their personal interests and the Company’s interests.

A “conflict of interest” occurs when a Covered Person’s personal interest interferes with the Company’s interests. Conflicts of interest may arise in many situations. For example, conflicts of interest can arise when a Covered Person takes an action or has an outside interest, responsibility or obligation that may make it difficult for him or her to perform the responsibilities of his or her position objectively and/or effectively in the Company’s best interests. Conflicts of interest may also occur when a Covered Person or his or her immediate family member receives some personal benefit (whether improper or not) as a result of the Covered Person’s position with the Company. Each individual’s situation is different and in evaluating his or her own situation, a Covered Person will have to consider many factors.

Loans to, or guarantees of obligations of, Covered Persons or their family members may create conflicts of interest. It is almost always a conflict of interest for a Covered Person to work or provide services simultaneously for a competitor, customer or supplier. If you are unsure whether working or providing services simultaneously for a competitor, customer or supplier creates a conflict of interest, please consult with the Compliance Officer.

Any material transaction or relationship that reasonably could be expected to give rise to a conflict of interest should be reported promptly to the Compliance Officer. The Compliance Officer may notify the Board or a committee thereof as he or she deems appropriate.

The provisions of this Code in no way derogate from the provisions of any applicable laws. Directors and officers of the Company owe a duty of loyalty to the Company and they should familiarize themselves with the nature and extent of this duty, as well as with the disclosure requirements under applicable law which apply to them and with the process of approving transactions between them and the Company or in which they have a personal interest. The requirements and provisions of applicable law, including, without limitation, the Israeli Companies Law, on these matters are separate and are not part of this Code.

Compliance with Laws, Rules and Regulations

The Company seeks to conduct its business in compliance with applicable laws, rules and regulations in the jurisdictions in which the Company conducts business. No Covered Person shall engage in any unlawful activity in conducting the Company’s business or in performing his or her day-to-day company duties, nor shall any Covered Person instruct others to do so.

To maintain the Company’s valuable reputation, compliance with our quality processes and safety requirements is essential. In the context of ethics, quality requires that our products and services will be designed and manufactured to meet our obligations to customers in the future. All inspection and testing documents must be handled in accordance with all applicable regulations.

Licensure and Certification

Covered Persons and other healthcare professionals and facilities retained by the Company in positions which require professional licenses, certifications or other credentials are responsible for maintaining the current status of their licenses, certifications and credentials and shall comply at all times with governmental requirements applicable to them . To ensure compliance, the Company may require evidence of the individual or facility having a current license or credential status.

The Company does not allow any Covered Person or other healthcare professional or facility to work or provide services without valid, current licenses or credentials, or to otherwise provide services unless fully authorized to do so by law.

Protection and Proper Use of the Company’s Assets

Loss, theft and misuse of the Company’s assets has a direct impact on the Company’s business and its profitability. Covered Persons are expected to protect the Company’s tangible and intangible assets, including, without limitation, its owned and licensed intellectual property, that are entrusted to them and to protect the Company’s assets in general. Covered Persons are also expected to take steps to ensure that the Company’s assets are used only for legitimate business purposes and in compliance with all applicable laws.

Corporate Opportunities

Covered Persons owe a duty to the Company to advance its legitimate business interests when the opportunity to do so arises. Each Covered Person is prohibited from:

•	diverting to himself or herself or to others any opportunities that are discovered through the use of the Company’s assets, property or information or as a result of his or her position with the Company, unless such opportunity has first been presented to, and rejected by, the Company;

•	using the Company’s assets, property or information or his or her position for improper personal gain; and

•	competing with the Company.

Confidentiality

Confidential Information generated and gathered in the Company’s business plays a vital role in its business, prospects and ability to compete. “Confidential Information” includes all non-public information that might be of use to competitors or harmful to the Company or its customers if disclosed. Covered Persons may not disclose or distribute the Company’s Confidential Information, except when disclosure is authorized by the Company or required by applicable law, rule or regulation or pursuant to an applicable legal proceeding. Covered Persons shall use Confidential Information solely for legitimate company purposes. Covered Persons must return all of the Company’s Confidential Information and proprietary information in their possession to the Company when they cease to be employed or engaged by or to otherwise serve the Company. To the extent more restrictive than the foregoing, the confidentiality provisions contained herein shall in no way derogate from the provisions and obligations of any Covered Person contained in any restrictive covenant or confidentiality agreement to which such Covered Person is a party.

Competition and Fair Dealing

Competing vigorously, yet lawfully, with competitors and establishing advantageous, but fair, business relationships with customers and suppliers is a part of the foundation for long-term success. However, unlawful and unethical conduct, which may lead to short-term gains, may damage a company’s reputation and long-term business prospects. Accordingly, it is the Company’s policy that Covered Persons must endeavor to deal ethically and lawfully with the Company’s customers, clinical trial participants, suppliers, competitors and employees in all business dealings on the Company’s behalf. Stealing proprietary information, possessing trade secret information that was obtained without the owner’s consent, or inducing such disclosures by past or present employees of other companies is prohibited. No Covered Person should take unfair advantage of another person in business dealings on the Company’s behalf through the abuse of privileged or confidential information or through improper manipulation, concealment or misrepresentation of material facts or otherwise.

Accuracy of Records

The integrity, reliability and accuracy in all material respects of the Company’s books, records and financial statements is fundamental to the Company’s continued and future business success. No Covered Person may cause the Company to enter into a transaction with the intent to document or record it in a deceptive or unlawful manner. In addition, no Covered Person may create any false or artificial documentation or book entry for any transaction entered into by the Company. Similarly, Covered Persons who have responsibility for accounting and financial reporting matters have a responsibility to accurately record all funds, assets and transactions on the Company’s books and records.

Covered Persons are prohibited from directly or indirectly taking any action to fraudulently influence, coerce, manipulate or mislead the Company’s independent auditors for the purpose of rendering the financial statements of the Company misleading.

Quality of Public Disclosures

The Company is committed to providing its shareholders with complete and accurate information about its financial condition and results of operations as required by the securities laws of the United States. It is the Company’s policy that the reports and documents it files with or submits to the U.S. Securities and Exchange Commission, and its earnings releases and similar public communications made by the Company, include fair, timely and understandable disclosure. Covered Persons who are responsible for these filings and disclosures, including the Company’s principal executive, financial and accounting officers, must use reasonable judgment and perform their responsibilities honestly, ethically and objectively to ensure that this disclosure policy is fulfilled. The Company’s senior management are primarily responsible for monitoring the Company’s public disclosure.

Insider Trading

In the course of a Covered Person’s service for or employment with the Company, such Covered Person is likely to use or have access to information about the Company that is not generally available to the public. Because of such relationship with the Company, Covered Persons have certain responsibilities under the U.S. federal securities laws with respect to inside information. The Company has set forth in its Policy Statement on Inside Information and Insider Trading (the “Insider Trading Policy”) its policies regarding the protection of “inside information” and trading and “tipping” (each as defined in the Insider Trading Policy), as well as the expected standards of conduct of the Company’s directors, “management insiders”, “financial insiders”, “systems insiders”, or “other insiders” (each as defined in the Insider Trading Policy) with respect to these highly sensitive matters. The Company’s Insider Trading Policy is not a part of this Code. However, any Covered Person who is uncertain about the legal rules involving a purchase or sale of any Company securities or any securities in companies with which he or she is familiar by virtue of his or her work for the Company or whether the Insider Trading Policy applies to him or her, should consult with the Company’s General Counsel and review the same, a copy of which may be obtained from the Company’s General Counsel.

Bribes, Kickbacks and Other Improper Payments

The Company does not permit or condone bribes, kickbacks or other improper payments, transfers or receipts. No Covered Person should offer, give, solicit or receive any money or other item of value for the purpose of obtaining, retaining or directing business or bestowing or receiving any kind of favored treatment. In particular, the U.S. Foreign Corrupt Practices Act of 1977 (the “FCPA”) prohibits any U.S. individual or business from authorizing, offering or paying money or anything of value, directly or indirectly, to any foreign official or employee, political party, or candidate for public office for the purpose of obtaining or maintaining business or for any other business advantage. The Company strictly prohibits making illegal payments to government officials, employees, parties or candidates for office of any country. Violation of applicable law, including, without limitation, the FCPA, could subject the Company and the Covered Persons to serious fines and criminal penalties.

Discrimination and Harassment

The diversity of the Company’s employees and consultants is a tremendous asset. We are firmly committed to providing equal opportunity in all aspects of employment and service and will not tolerate any illegal discrimination or harassment or any kind.

Health and Safety

The Company strives to provide each Covered Person with a safe and healthful work environment. Each Covered Person has responsibility for maintaining a safe and healthy workplace for all Covered Persons by following safety and health rules and practices and reporting accidents, injuries and unsafe equipment, practices or conditions.

Violence and threatening behavior are not permitted. Covered Persons should report to work in a condition to perform their duties, free from the influence of illegal drugs or alcohol. The use of illegal drugs in the workplace will not be tolerated.

Compliance Procedures

The Compliance Procedures contained herein provide, among other things, an enforcement mechanism that is intended to ensure prompt and consistent enforcement of this Code, protection for persons reporting questionable behavior, clear and objective standards for compliance and a fair process by which to determine violations.

Communication of Code

All Covered Persons will be supplied with a copy of this Code upon beginning service at the Company and will be asked to review and sign an acknowledgment regarding this Code on a periodic basis. Updates of this Code will be provided from time to time. A copy of this Code is also available to all Covered Persons by requesting one from the Compliance Officer or by accessing the Company’s website at http://www.galmedpharma.com/

Monitoring Compliance and Disciplinary Action

The Company’s management, under the supervision of the Board or a committee thereof or, in the case of accounting, internal accounting controls, auditing or securities law matters, the Audit Committee of the Board (the “Audit Committee”), shall take reasonable steps from time to time to (i) monitor compliance with this Code and (ii) when appropriate, impose and enforce appropriate disciplinary measures for violations of this Code.

Disciplinary measures for violations of this Code will be determined in the Company’s sole discretion and may include, but are not limited to, counseling, oral or written reprimands, warnings, probation or suspension with or without pay, demotions, reductions in salary, termination of employment or service, and restitution.

The Company’s management shall periodically report to the Board or a committee thereof on these compliance efforts including, without limitation, periodic reporting of alleged violations of this Code and the actions taken with respect to any such violation.

Reporting Concerns/Receiving Advice

Communication Channels

Be Proactive. Reporting of questionable behavior is protected and encouraged, and fosters an atmosphere of self-awareness and prudent conduct. Every Covered Person is expected to act proactively by asking questions, seeking guidance and reporting suspected violations of this Code and other policies and procedures of the Company, as well as any violation or suspected violation of applicable law, rule or regulation arising in the conduct of the Company’s business or occurring on the Company’s property. If any Covered Person believes that actions have taken place, may be taking place, or may be about to take place that violate or would violate this Code or any law, rule or regulation applicable to the Company, he or she must bring the matter to the attention of the Company.

Seeking Guidance. The best starting point for a Covered Person seeking advice on ethics-related issues or reporting potential violations of this Code will usually be his or her supervisor, but may be the Compliance Officer. However, if the conduct in question involves his or her supervisor, if the Covered Person has reported the conduct in question to his or her supervisor and does not believe that he or she has dealt with it properly, or if the Covered Person does not feel that he or she can discuss the matter with his or her supervisor, the Covered Person may raise the matter with the Compliance Officer.

Communication Alternatives. Any Covered Person may communicate any concerns or questions, including any potential violations of this Code, any Company policy or procedure or applicable law, rule or regulation, with the Compliance Officer by any of the following methods:

•	In writing (which may be done anonymously as set forth below under “Reporting; Anonymity; Retaliation”), addressed to the Compliance Officer, by mail to c/o: Galmed Pharmaceuticals Ltd., 8 Shaul Ha'melech Blvd., Amot Mishpat Bldg., Tel Aviv, Israel 64733. or

•	By e-mail to: ethics@galmedpharma.com

Reporting Accounting and Similar Concerns. Any concerns or questions regarding any potential violations of this Code, any company policy or procedure or applicable law, rules or regulations that specifically involves accounting, internal accounting controls, auditing or related or similar matters should be directed to both the Compliance Officer and the Audit Committee or a designee of the Audit Committee in the same manners as set forth above.

Cooperation. Covered Persons are expected to cooperate with the Company in any investigation of a potential violation of this Code, any other Company policy or procedure, or any applicable law, rule or regulation.

Misuse of Reporting Channels. Covered Persons must not use these reporting channels in bad faith or in a false or frivolous manner. Furthermore, Covered Persons should not use the off-site voicemail account to report grievances that do not involve this Code or other ethics-related issues.

Reporting; Anonymity; Retaliation

When reporting suspected violations of this Code, the Company prefers that Covered Persons identify themselves to facilitate the Company’s ability to take appropriate steps to address the report, including conducting any appropriate investigation. However, the Company also recognizes that some people may feel more comfortable reporting a suspected violation anonymously.

If a Covered Person wishes to remain anonymous, he or she may do so, and the Company will use reasonable efforts to protect the confidentiality of the reporting person subject to applicable law, rule or regulation or to any applicable legal proceedings. In the event the report is made anonymously, however, the Company may not have sufficient information to look into or otherwise investigate or evaluate the allegations. Accordingly, persons who make reports anonymously should provide as much detail as is reasonably necessary to permit the Company to evaluate the matter(s) set forth in the anonymous report and, if appropriate, commence and conduct an appropriate investigation.

No Retaliation

The Company expressly forbids any retaliation against any Covered Person who, acting in good faith on the basis of a reasonable belief, reports suspected misconduct. Specifically, the Company will not discharge, demote, suspend, threaten, harass or in any other manner discriminate against, such a Covered Person in the terms and conditions of his or her employment or service. Any person who participates in any such retaliation will be subject to disciplinary action, including termination.

Waivers and Amendments

No waiver of any provision of this Code for the benefit of a director or an executive officer (which includes without limitation, for purposes of this Code, the Company’s principal executive, financial and accounting officers) shall be effective unless (i) approved by the Board and (ii) such waiver and the reason(s) for such waiver are promptly disclosed to the Company’s shareholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be. This disclosure requirement is intended to provide our shareholders with the comfort that waivers are not granted except where they are truly necessary and warranted, and that they are limited and qualified so as to protect the Company and its shareholders to the greatest extent possible.

Any waivers of this Code for other Covered Persons may be made by the Compliance Officer, the Board or, if permitted, a committee thereof.

All amendments to this Code must be approved by the Board or a committee thereof and, if applicable, must be promptly disclosed to the Company’s shareholders in accordance with applicable U.S. securities laws and/or the rules and regulations of the exchange or system on which the Company’s shares are traded or quoted, as the case may be.

ADOPTED BY THE BOARD OF DIRECTORS: March 30, 2015